Exhibit 16

January 12, 2004

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Aerosonic Corporation filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated December 17, 2003, as amended by Form 8-K/A dated December 17, 2003 (copy attached), which we understand will be filed with the Commission. We agree with the statements concerning our Firm in such Form 8-K, as amended by the Form 8-K/A; however, we make no comment regarding the first and second sentences in the fifth paragraph in such Form 8-K.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Attachment